UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 30, 2008

CORNERSTONE CORE PROPERTIES REIT, INC
(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, CA 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2008, we amended our Credit Agreement with HSH Nordbank AG, New York Branch entered on June 30, 2006 to extend the maturity date of the loan from June 30, 2008 to June 30, 2009.  We notified the lender of our intent to exercise the first of two one-year loan extension options on March 26, 2008 and subsequently satisfied all conditions set forth by the lender to extend the maturity date.

The Credit Agreement permits us to borrow up to $50,000,000 secured by real properties at a borrowing rate based on LIBOR plus a margin ranging from 1.15% to 1.35% and requires payment of a usage premium of up to 0.15% and an annual administrative fee.  We intend to continue to use this credit facility during the offering period of our initial public offering to facilitate our acquisitions of properties in anticipation of the receipt of offering proceeds.  We may use the entire credit facility to acquire real estate investments and we may use up to 10% of the credit facility for working capital. We are entitled to prepay the obligations at any time without penalty.  The obligations under the Credit Agreement may be accelerated in the event of a default as defined in the Credit Agreement.

Consistent with our borrowing policies, during our offering, we will borrow periodically to acquire properties and for working capital. We will determine whether to use the proceeds of the offering to repay amounts borrowed under the Credit Agreement depending on a number of factors including the investments which are available to us for purchase at the time and the cost of the credit facility. Following the closing of our primary offering, we will endeavor to repay all amounts owing under the Credit Agreement or that are secured by our properties and which have not previously been paid.  To the extent sufficient proceeds from our offering are unavailable to repay the indebtedness secured by properties within a reasonable time following the closing of our primary offering as determined by our board of directors, we may sell properties or raise equity capital to repay the secured debt, so that we will own our properties with no permanent acquisition financing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC

By:	/s/ SHARON C. KAISER
Sharon C. Kaiser, Chief Financial Officer

Dated: July 2, 2008